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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A
Amendment No. 1
(Rule 13d-101)

Under the Securities Exchange Act of 1934

EXCO RESOURCES, INC. (Name of Issuer)
Common Stock, par value $0.02 per share (Title of Class of Securities)
269279 20 4 (CUSIP NUMBER)

Brian M Lidji
Sayles, Lidji & Werbner
A Professional Corporation
4400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
(214) 939-8700
(Name, Address and Telephone of Person Authorized to Receive Notices and Communications)
May 30, 2003 (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

        Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Douglas H. Miller

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 876,782(1)(2)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 876,782(1)(2)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 876,782(1)(2)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☒(1)

13.	Percent of class represented by amount in row (11) 11.6%(1)(2)(3)

14.	Type of Reporting Person IN

(1)
The number reported does not include 16,500 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), owned by The Millers Children's Trust, a Trust created by the Reporting Person. The Reporting Person is neither the Trustee nor a beneficiary of The Millers Children's Trust.

(2)
The number reported includes 577,478 shares of Common Stock, 91,804 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 207,500 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 207,500 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan and the 91,804 shares of the Preferred Stock described above.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: T. W. Eubank

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 276,011(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 276,011(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 276,011(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 3.7%(1)(2)

14.	Type of Reporting Person IN

(1)
The number reported includes 144,459 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), 9,052 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 122,500 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 122,500 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan and the 9,052 shares of the Preferred Stock described above.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: J. Douglas Ramsey, Ph.D.

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 189,883(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 189,883(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 189,883(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 2.6%(1)(2)

14.	Type of Reporting Person IN

(1)
The number reported includes 69,999 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), 2,384 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 117,500 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 117,500 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan and the 2,384 shares of the Preferred Stock described above.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Charles R. Evans

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 96,098(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 96,098(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 96,098(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 1.3%(1)(2)

14.	Type of Reporting Person IN

(1)
The number reported includes 12,169 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), 442 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 83,487 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 83,487 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan and the 442 shares of the Preferred Stock described above.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: J. David Choisser

2.	Check the appropriate box if a member of a group		(a) ☒
(b) ☐

(3) SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares	7.	Sole Voting Power 15,871(1)
Beneficially
Owned by Each Reporting	8.	Shared Voting Power 0
Person With
	9.	Sole Dispositive Power 15,871(1)

	10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 15,871(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 246 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), and 15,625 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Richard E. Miller

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 82,871(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 82,871(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 82,871(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 1.1%(1)(2)

14.	Type of Reporting Person IN

(1)
The number reported includes 13,176 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), 1,049 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 68,646 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 68,646 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan and the 1,049 shares of the Preferred Stock described above.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: James M. Perkins, Jr.

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 10,654(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 10,654(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 10,654(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 654 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 10,000 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Richard L. Hodges

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 25,669(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 25,669(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 25,669(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 3,919 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock") and 21,750 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: John D. Jacobi

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 103,006(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 103,006(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 103,006(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 1.4%(1)(2)

14.	Type of Reporting Person IN

(1)
The number reported includes 19,034 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock") and 83,972 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 83,972 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Daniel A. Johnson

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 90,402(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 90,402(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 90,402(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 1.2%(1)(2)

14.	Type of Reporting Person IN

(1)
The number reported includes 1,430 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock") and 88,972 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 88,972 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Harold L. Hickey

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 19,809(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 19,809(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 19,809(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 598 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), 45 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 19,166 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Stephen E. Puckett

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 26,924(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 26,924(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 26,924(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 1,500 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 25,424 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Russell W. Romoser

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 21,081(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person with
		9.	Sole Dispositive Power 21,081(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 21,081(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 581 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock") and 8,500 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Paul B. Rudnicki

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 9,312(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 9,312(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 9,312(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 9,312 shares of the Issuer's Common Stock, par value $0.02 per share that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Gary M. Nelson

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 29,785(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 29,785(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 29,785(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 1,618 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), and 28,167 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: H. Wayne Gifford

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 10,000(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power
Person With
		9.	Sole Dispositive Power 10,000(1)

		10.	Shared Dispositive Power

11.	Aggregate amount beneficially owned by each reporting person 10,000(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 10,000 shares of the Issuer's Common Stock, par value $0.02 per share that may be acquired pursuant to options granted under the Issuer's 1998n Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Gary L. Parker

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 21,171(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 21,171(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 21,171(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 461 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), and 20,710 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Craig F. Hruska

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 35,563(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 35,563(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 35,563(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 17,700 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), and 8,863 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Steve Fagan

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 30,253(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 30,253(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 30,253(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 12,390 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), and 8,863 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Dennis G. McIntyre

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 30,313(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 30,313(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 30,313(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 12,450 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), and 8,863 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Neil Burrows

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 0

14.	Type of Reporting Person IN

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Gregory Robb

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 25,363(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 25,363(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 25,363(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 7,500 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), and 8,863 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Jonathan Kuhn

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 8,600(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 8,600(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 8,600(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 200 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), and 8,400 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Jamie Beninger

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 7,717(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 7,717(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 7,717(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported 7,717 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Terry Pidkowa

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 10,263(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 10,263(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 10,263(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 10,263 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Duane Masse

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 5,078(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 5,078(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 5,078(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 5,078 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Jeffrey D. Benjamin

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 118,230(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 118,230(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 118,230(1)

12.	12. Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 1.6%(1)(2)

14.	Type of Reporting Person IN

(1)
The number reported includes 58,230 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), 10,000 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan and the 10,000 shares of the Preferred Stock described above.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Earl E. Ellis

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 322,829(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 322,829(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 322,829(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 4.4%(1)(2)

14.	Type of Reporting Person IN

(1)
The number reported includes 271,829 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock"), 26,000 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, and 25,000 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 25,000 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan and the 26,000 shares of the Preferred Stock described above.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Jennifer M. Perry

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 5,848(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 5,848(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 5,848(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 5,848 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Kirstie M. Egan

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 9,450(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 9,450(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 9,450(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 9,450 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Wesley E. Roberts

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 6,050(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 6,050(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 6,050(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row(11) *

14.	Type of Reporting Person IN

(1)
The number reported 6,050 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Delwyn C. Dennison

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 7,236(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 7,236(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 7,236(1)

12.	Check box if the aggregate amount in row(11) excludes certain shares
☐

13.	Percent of class represented by amount in row(11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 7,236 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Muharem Mustalic

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 8,286(1)
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 8,286(1)

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 8,286(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported 8,286 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Terry L. Trudeau

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Canadian

Number of Shares		7.	Sole Voting Power 0
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 0

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 0

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 0

14.	Type of Reporting Person IN

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: EXCO Holdings Inc.

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 0
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 0

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 0

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 0

14.	Type of Reporting Person CO

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: ER Acquisition, Inc.

2.	Check the appropriate box if a member of a group		(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares	7.	Sole Voting Power 0
Beneficially
Owned by Each Reporting	8.	Shared Voting Power 0
Person With
	9.	Sole Dispositive Power 0

	10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 0

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 0

14.	Type of Reporting Person CO

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Laurel A. Cocharo

2.	Check the appropriate box if a member of a group		(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares	7.	Sole Voting Power 11,963(1)
Beneficially
Owned by Each Reporting	8.	Shared Voting Power 0
Each Reporting
Person With	9.	Sole Dispositive Power 11,963(1)

	10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 11,963(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 763 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock") and 11,200 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Jimmie L. Pulis

2.	Check the appropriate box if a member of a group		(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares	7.	Sole Voting Power 25,427(1)
Beneficially
Owned by Each Reporting	8.	Shared Voting Power 0
Person With
	9.	Sole Dispositive Power 25,427(1)

	10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 25,427(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) *

14.	Type of Reporting Person IN

(1)
The number reported includes 664 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock") and 24,763 shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan.

*
Less than 1%.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Adrien Joly

2.	Check the appropriate box if a member of a group		(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares	7.	Sole Voting Power 0
Beneficially
Owned by Each Reporting	8.	Shared Voting Power 0
Person With
	9.	Sole Dispositive Power 0

	10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 0

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 0

14.	Type of Reporting Person IN

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Thomas Charuk

2.	Check the appropriate box if a member of a group			(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares		7.	Sole Voting Power 0
Beneficially
Owned by Each Reporting		8.	Shared Voting Power 0
Person With
		9.	Sole Dispositive Power 0

		10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 0

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 0

14.	Type of Reporting Person IN

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: CF Advisors LLC

2.	Check the appropriate box if a member of a group		(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United Kingdom

Number of Shares	7.	Sole Voting Power 482,200(1)(2)
Beneficially
Owned by Each Reporting	8.	Shared Voting Power
Person With
	9.	Sole Dispositive Power 482,200(1)(2)

	10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 482,200(1)(2)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 6.5%(1)(2)(3)

14.	Type of Reporting Person OO

(1)
The number reported does not include 26,100 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock") and 2,000 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, held in the ZCM Asset Mgmt account managed by A. Alex Porter & Paul E. Orlin.

(2)
The number reported includes: 73,900 shares of Common Stock held by The Collectors Fund of which CF Advisors LLC is the sole general partner; 197,000 shares of Common Stock and 166,000 shares of Preferred Stock held by Amici Associates, LP of which CF Advisors LLC is the sole general partner; and 45,300 shares of Common Stock held by Amici Qualified Associates LP of which CF Advisors LLC is the sole general partner.

(3)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 166,000 shares of the Preferred Stock held by Amici Associates, LP as described above.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Amici Capital LLC

2.	Check the appropriate box if a member of a group		(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United Kingdom

Number of Shares	7.	Sole Voting Power 87,000(1)(2)
Beneficially
Owned by Each Reporting	8.	Shared Voting Power 0
Person With
	9.	Sole Dispositive Power 87,000(1)(2)

	10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 87,000(1)(2)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 1.2%

14.	Type of Reporting Person OO

(1)
The number reported does not include 26,100 shares of the Issuer's Common Stock, par value $0.02 per share ("Common Stock") and 2,000 shares of the Issuer's 5% Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), which shares vote on an equal basis with the Common Stock and are convertible on a one-to-one basis into Common Stock, held in the ZCM Asset Mgmt account managed by A. Alex Porter & Paul E. Orlin.

(2)
The number reported includes: 83,000 shares of Common Stock and 4,000 shares of Preferred Stock held by Amici Fund International Ltd. of which Amici Capital LLC is the sole general partner.

(3)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer, plus the 4,000 shares of the Preferred Stock held by Amici Fund International Ltd. as described above.

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: Scott E. Studdard

2.	Check the appropriate box if a member of a group		(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds PF

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

Number of Shares	7.	Sole Voting Power 0
Beneficially
Owned by Each Reporting	8.	Shared Voting Power 0
Person With
	9.	Sole Dispositive Power 0

	10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 0

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 0

14.	Type of Reporting Person IN

Cusip No. Common Stock: 269279204

1.	Name of Reporting Person: EXCO Investors, LLC

2.	Check the appropriate box if a member of a group		(a) ☒
(b) ☐

3.	SEC Use Only.

4.	Source of Funds OO

5.	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization

Number of Shares	7.	Sole Voting Power 655,636(1)
Beneficially
Owned by Each Reporting	8.	Shared Voting Power 0
Person With
	9.	Sole Dispositive Power 655,636(1)

	10.	Shared Dispositive Power 0

11.	Aggregate amount beneficially owned by each reporting person 655,636(1)

12.	Check box if the aggregate amount in row (11) excludes certain shares
☐

13.	Percent of class represented by amount in row (11) 9%(1)(2)

14.	Type of Reporting Person OO

(1)
The number reported includes: 655,636 shares of the Issuer's Common Stock, par value $0.02 per share to be contributed to the Reporting Person pursuant to subscription agreements.

(2)
The number reported reflects, in terms of a percentage, the relationship the number of shares of Common Stock that the Reporting Person may be deemed to beneficially own bears to 7,280,427 shares of Common Stock outstanding as of April 30, 2003, based on information supplied by the Issuer.

SCHEDULE 13D/A

Item 2. Identity and Background

        The response to Item 2 is hereby amended and restated in its entirety as follows:

        This Statement is jointly filed by each of: EXCO Holdings Inc., a newly formed Delaware corporation ("Holdings"), ER Acquisition, Inc., a newly formed Texas corporation ("ERA"), Douglas H. Miller ("Mr. Miller"), T. W. Eubank ("Mr. Eubank"), J. Douglas Ramsey, Ph.D., Charles R. Evans, J. David Choisser, Richard E. Miller, James M. Perkins, Jr., Richard L. Hodges, John D. Jacobi, Daniel A. Johnson, Harold L. Hickey, Stephen E. Puckett, Russell W. Romoser, W. Andy Bracken, Paul B. Rudnicki, Gary M. Nelson, H. Wayne Gifford, Gary L. Parker, Craig F. Hruska, Steve Fagan, Dennis G. McIntyre, Neil Burrows, Gregory Robb, Jonathan Kuhn, Jamie Beninger, Terry Pidkowa, Duane Masse, Jeffrey D. Benjamin, Jennifer M. Perry, Kirstie M. Egan, Wesley E. Roberts, Delwyn C. Dennison, Muharem Mustalic, Terry L. Trudeau, Earl E. Ellis, EXCO Investors, LLC, a Delaware limited liability company, ("EXCO Investors"), Laurel A. Cocharo, Jimmie L. Pulis, Adrien Joly, Thomas Charuk, CF Advisors LLC, a New York limited liability company ("CF Advisors"), Amici Capital LLC, a limited liability company of the British Virgin Islands ("Amici Capital") and Scott E. Studdard. Collectively the foregoing persons are referred to individually as a "Reporting Person" and collectively as the "Reporting Persons."

        The current executive officers of Holdings are Mr. Miller as the Chief Executive Officer, and Mr. Eubank as the President and Treasurer. The sole director of Holdings is Mr. Miller.

        The current executive officers of ERA are Mr. Miller as the President and Secretary, and Mr. Eubank as the Vice President. The sole director of ERA is Mr. Miller.

        A. Alex Porter, Paul E. Orlin, Geoffrey Hulme and Jonathan W. Friedland (together, the "Principals") are the current principals and sole managers of CF Advisors and Amici Capital and serving as such is their principal occupation. Their business address is 666 5th Avenue, 34th Floor, New York, NY 10103 and they are citizens of the United States.

        EXCO Investors is currently managed by its sole Manager, Mr. Miller.

        Appendix A, which is incorporated herein by reference, sets forth the following information with respect to each Reporting Person and anyone with whom a Reporting Person shares voting or dispositive power with respect to such person's EXCO Stock: (i) name, (ii) residence or business address, (iii) present principal occupation or employment, (iv) principal business and address of any corporation or other organization in which such employment is conducted, and (v) citizenship or jurisdiction of formation of a corporation or other organization.

        Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of the information given by another Reporting Person. By their signatures on this Statement, each of the Reporting Persons agrees that this Statement is filed on behalf of such Reporting Person. Each of the Reporting Persons together with Cerberus Capital Management L.P., a Delaware limited partnership ("Cerberus"), may be deemed to be holding their shares of EXCO Stock with the purpose (together with the other Reporting Persons) of acting in concert with regard to the transactions described in Item 4; accordingly, the Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Exchange Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Statement. The filing of this Statement shall not be construed as an admission that any of the Reporting Persons is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the shares of EXCO Stock covered by this Statement. It is anticipated that additional individuals and entities may become Reporting Persons.

        None of the Reporting Persons or the Principals have been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years, or (ii) a party, during the last five years, to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in being subjected to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 5. Interest in Securities of the Issuer

        The response to Item 5 is hereby amended and restated in its entirety as follows:

        See Items 7 through 11 on the cover page of this report for each of the Reporting Persons. Together the Reporting Persons may be deemed to beneficially own 3,584,736 shares of Common Stock which, reflected in terms of a percentage of total outstanding Common Stock of 7,280,427 (as of April 30, 2003, based on information supplied by the Issuer) plus shares of Preferred stock held by the Reporting Persons and shares of Common Stock that may be acquired pursuant to options granted under the Issuer's 1998 Stock Option Plan by the Reporting Persons, is 41%.

        The Collector's Fund, L.P. and Amici Qualified Associates have entered into subscription agreements with EXCO Investors as described in Item 6; otherwise, except for systematic purchases of EXCO Stock through 401(k) plans, none of the Reporting Persons has engaged in any transactions in EXCO Stock within the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

        The response to Item 6 is hereby amended by the addition of the following paragraph:

        Mr. Miller, Mr. Eubank and Holdings have amended the Contribution Agreement as of May 6, 2003, to consummate the contribution of ERA stock as contemplated therein as of May 6, 2003. The amendment is attached hereto as Exhibit 99.8 and incorporated herein by reference.

        EXCO Investors has received subscription agreements from its investors, including the Collector's Fund, L.P. and Amici Qualified Associates, L.P. in the form attached as hereto as Exhibit 99.9 and incorporated herein by reference.

Item 7. Material to be filed as Exhibits

        The response to Item 7 is hereby amended by the addition of the following:

Exhibit A	Joint Filing Agreement pursuant to Rule 13d-1(k)(1)(iii).
99.8	First Amendment to Contribution Agreement, dated as of May 6, 2003, by and among Douglas H. Miller, T.W. Eubank and EXCO Holdings, Inc.
99.9	Form of Subscription Agreement between EXCO Investors, LLC and its investors.

SIGNATURE

        After reasonable inquiry and to the best of each Reporting Person's respective knowledge and belief, each Reporting Person certifies that the information set forth in this Statement is true, complete and correct.

        KNOW ALL ME BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas H. Miller and T. W. Eubank and each of them, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Schedule 13D, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to accomplish the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do our cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities and Exchange Act of 1934, this Schedule 13D has been signed by the following persons.

SIGNATURE		DATE
EXCO HOLDINGS INC.
By:	/s/ DOUGLAS H. MILLER Douglas H. Miller, Chief Executive Officer	May 30, 2003
ER ACQUISITION, INC.
By:	/s/ DOUGLAS H. MILLER Douglas H. Miller, President	May 30, 2003
EXCO INVESTORS, LLC
By:	/s/ DOUGLAS H. MILLER Douglas H. Miller, Manager	May 30, 2003
	/s/ DOUGLAS H. MILLER Douglas H, Miller	May 30, 2003
CF ADVISORS LLC
By:	/s/ GEOFFREY HULME Geoffrey Hulme, Principal	May 30, 2003
AMICI CAPITAL LLC
By:	/s/ GEOFFREY HULME Geoffrey Hulme, Principal	May 30, 2003
	/s/ LAUREL A. COCHARO Laurel A. Cocharo	May 30, 2003
	/s/ JIMMIE L. PULIS Jimmie L. Pulis	May 30, 2003

/s/ ADRIEN JOLY Adrien Joly	May 30, 2003
/s/ THOMAS CHARUK Thomas Charuk	May 30, 2003
/s/ SCOTT E. STUDDARD Scott E. Studdard	May 30, 2003
* T. W. Eubank	May 30, 2003
* J. Douglas Ramsey, Ph.D	May 30, 2003
* Charles R. Evans	May 30, 2003
* J. David Choisser	May 30, 2003
* Richard E. Miller	May 30, 2003
* James M. Perkins, Jr.	May 30, 2003
* Richard L. Hodges	May 30, 2003
* John D. Jocobi	May 30, 2003
* Daniel A. Johnson	May 30, 2003
* Harold L.Hickey	May 30, 2003
* Stephen E. Puckett	May 30, 2003
* Russell W. Romoser	May 30, 2003
* Paul B. Rudnicki	May 30, 2003
* Gary M. Nelson	May 30, 2003

* Wayne Gifford	May 30, 2003
* Gary Parker	May 30, 2003
* Craig F. Hruska	May 30, 2003
* Steve Fagan	May 30, 2003
* Dennis G. McIntyre	May 30, 2003
* Neil Burrows	May 30, 2003
* Gregory Robb	May 30, 2003
* Jonathan Kuhn	May 30, 2003
* James L. Beninger	May 30, 2003
* Terry Pidkowa	May 30, 2003
* Duane Masse	May 30, 2003
* Jeffrey D. Benjamin	May 30, 2003
* Earl E. Ellis	May 30, 2003
* Jennifer M. Perry	May 30, 2003
* Kirstie M. Egan	May 30, 2003
* Wesley E. Roberts	May 30, 2003
* Delwyn C. Dennison	May 30, 2003

	* Muharem Mustalic	May 30, 2003
	* Terry L. Trudeau	May 30, 2003
*By:	/s/ DOUGLAS H. MILLER Douglas H. Miller, Attorney-in-Fact Pursuant to a Power of Attorney

APPENDIX A

NAME	OCCUPATION	BUSINESS OR RESIDENCE ADDRESS	CITIZENSHIP OR JURISDICTION OF FORMATION
Douglas H, Miller	Chairman of the Board and Chief Executive Officer of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
T. W. Eubank	President, Treasurer and Director of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
J. Douglas Ramsey, Ph.D.	Vice President, Chief Financial Officer and Director of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Charles R. Evans	Vice President and Chief Operating Officer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
J. David Choisser	Vice President and Chief Accounting Officer of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Richard E. Miller	Vice President, Secretary and General Counsel of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
James M. Perkins, Jr.	Vice President of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Richard L. Hodges	Vice President of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
John D. Jacobi	Vice President of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Daniel A. Johnson	Vice President of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Harold L. Hickey	Production and Asset Manager of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Stephen E. Puckett	Manager of Engineering and Operations of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Russell W. Romoser	Manage of Acquisitions of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA

Paul B. Rudnicki	Financial Analyst and Assistant to the Chief Financial Officer of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Gary M. Nelson	Information Systems Manager of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Wayne Gifford	Manager of Exploration of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Gary Parker	Reservoir Engineer Manager of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Craig F. Hruska	President of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Steve Fagan	Vice President of Corporate Development of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Dennis G. McIntyre	Vice President of Engineering of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Neil Burrows	Controller of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Gregory Robb	Vice President of Exploration of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Jonathan Kuhn	Engineering Manager of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Jamie Beninger	Land Manager of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Terry Pidkowa	Operations Manager of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Duane Masse	Exploitation Manager of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Jeffrey D. Benjamin	Outside Director of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA

Earl E. Ellis	Outside Director of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Jennifer M. Perry	Exploitation Engineer of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Kirstie M. Egan	Land Administration Manager of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Wesley E. Roberts	Production Foreman of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Delwyn C. Dennison	Production Foreman of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Muharem Mustalic	Property and Senior Property Accountant of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Terry L. Trudeau	Professional Engineer of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Laurel A. Cocharo	Environmental, Health and Safety Manager of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Jimmie L. Pulis	Production Superintendent of the Issuer	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	USA
Adrien Joly	Marketing Consultant of Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Thomas Charuk	Senior Geologist for Addison Energy Inc.	1100, 635—8th Avenue SW, Calgary, AB T2P 3M3	Canadian
Scott E. Studdard	Tax Manager and CPA of the Issuer	6500 Greenville Avenue Suite 600, LB 17, Dallas, Texas 75206	USA
EXCO Holdings Inc.		6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	Delaware
ER Acquisition, Inc.		6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	Texas

CF Advisors LLC	666 5th Avenue 34th Floor New York, NY 10103	New York
Amici Capital LLC	666 5th Avenue 34th Floor New York, NY 10103	British Virgin Islands
EXCO Investors, LLC	6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206	Delaware

EXHIBIT INDEX

Exhibit A	Joint Filing Agreement pursuant to Rule 13d-1(k)(1)(iii).
99.8	First Amendment to Contribution Agreement, dated as of May 6, 2003, by and among Douglas H. Miller, T.W. Eubank and EXCO Holdings, Inc.
99.9	Form of Subscription Agreement between EXCO Investors, LLC and its investors.

EXHIBIT A

JOINT FILING AGREEMENT

        The undersigned persons acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned persons and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned persons without the necessity of filing additional joint filing agreements. The undersigned persons acknowledge that each of them sha ll be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the other undersigned persons, except to the extent that such undersigned person knows or has reason to believe that such information is inaccurate.

SIGNATURE		DATE
EXCO HOLDINGS INC.
By:	/s/ DOUGLAS H. MILLER Douglas H. Miller, Chief Executive Officer	May 30, 2003
ER ACQUISITION, INC.
By:	/s/ DOUGLAS H. MILLER Douglas H. Miller, President	May 30, 2003
EXCO INVESTORS, LLC
By:	/s/ DOUGLAS H. MILLER Douglas H. Miller, Manager	May 30, 2003
	/s/ DOUGLAS H. MILLER Douglas H, Miller	May 30, 2003
CF ADVISORS LLC
By:	/s/ GEOFFREY HULME Geoffrey Hulme, Principal	May 30, 2003
AMICI CAPITAL LLC
By:	/s/ GEOFFREY HULME Geoffrey Hulme, Principal	May 30, 2003
	/s/ LAUREL A. COCHARO Laurel A. Cocharo	May 30, 2003
	/s/ JIMMIE L. PULIS Jimmie L. Pulis	May 30, 2003
	/s/ ADRIEN JOLY Adrien Joly	May 30, 2003
	/s/ THOMAS CHARUK Thomas Charuk	May 30, 2003
	/s/ SCOTT E. STUDDARD Scott E. Studdard	May 30, 2003

* T. W. Eubank	May 30, 2003
* J. Douglas Ramsey, Ph.D	May 30, 2003
* Charles R. Evans	May 30, 2003
* J. David Choisser	May 30, 2003
* Richard E. Miller	May 30, 2003
* James M. Perkins, Jr.	May 30, 2003
* Richard L. Hodges	May 30, 2003
* John D. Jocobi	May 30, 2003
* Daniel A. Johnson	May 30, 2003
* Harold L. Hickey	May 30, 2003
* Stephen E. Puckett	May 30, 2003
* Russell W. Romoser	May 30, 2003
* Paul B. Rudnicki	May 30, 2003
* Gary M. Nelson	May 30, 2003
* Wayne Gifford	May 30, 2003
* Gary Parker	May 30, 2003
* Craig F. Hruska	May 30, 2003
* Steve Fagan	May 30, 2003

	* Dennis G. McIntyre	May 30, 2003
	* Neil Burrows	May 30, 2003
	* Gregory Robb	May 30, 2003
	* Jonathan Kuhn	May 30, 2003
	* James L. Beninger	May 30, 2003
	* Terry Pidkowa	May 30, 2003
	* Duane Masse	May 30, 2003
	* Jeffrey D. Benjamin	May 30, 2003
	* Earl E. Ellis	May 30, 2003
	* Jennifer M. Perry	May 30, 2003
	* Kirstie M. Egan	May 30, 2003
	* Wesley E. Roberts	May 30, 2003
	* Delwyn C. Dennison	May 30, 2003
	* Muharem Mustalic	May 30, 2003
	* Terry L. Trudeau	May 30, 2003
*By:	/s/ DOUGLAS H. MILLER Douglas H. Miller, Attorney-in-Fact Pursuant to a Power of Attorney

QuickLinks

SCHEDULE 13D/A
  Item 2. Identity and Background
  Item 5. Interest in Securities of the Issuer
  Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
  Item 7. Material to be filed as Exhibits
SIGNATURE
APPENDIX A
EXHIBIT INDEX
JOINT FILING AGREEMENT